EXHIBIT A10

                     THE NEW AMERICA HIGH INCOME FUND, INC.


                              ARTICLES OF AMENDMENT

         The New America High Income Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles Supplementary to the Corporation's Articles of Amendment and Restatement relating to the Fund's Series A Auction Term Preferred Stock (the "ATP Series A") and Series B Auction Term Preferred Stock (the "ATP Series B"), as heretofore amended, (the "Articles Supplementary") are hereby amended in the manner set forth below.

         FIRST: The charter of the Corporation is amended by splitting and changing each issued and outstanding share of ATP Series B, par value $1.00, liquidation preference $50,000 per share, into two issued and outstanding shares of ATP Series B, each unit with a par value of $1.00 per share and a liquidation preference of $25,000 per share.

         SECOND: After the effective time of this amendment, each holder of any outstanding certificate or certificates representing shares of ATP Series B, par value $1.00 per share, liquidation preference $50,000 per share, may surrender same to the Corporation and receive in exchange therefor, a certificate or certificates representing the number of whole shares of ATP Series B, par value $1.00 per share, liquidation preference of $25,000 per share, into which the ATP Series B of the Corporation shall have been split pursuant to these Articles of Amendment. Until so surrendered, any outstanding certificates of the ATP Series B of the Corporation shall be deemed evidence of ownership of the number of whole shares of ATP Series B, par value $1.00 per share, liquidation preference of $25,000 per share, into which such outstanding shares of the Corporation shall have been split pursuant to these Articles of Amendment and shall be subject to the changes hereunder to the Articles Supplementary.

         THIRD: Article First of the Articles Supplementary is struck in its entirety and replaced with the following:

                  "Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article IV of its Articles of Amendment and Restatement, as heretofore amended (which, as hereafter restated or amended from time to time, are together with these Articles Supplementary herein called the "Articles"), the Board of Directors has, by resolution, authorized the issuance of 1,200 shares of its Preferred Stock, par value $1.00 per share, liquidation preference $50,000 per share, classified into a series designated Series A Auction Term Preferred Stock and the issuance of 1,600 shares of its Preferred Stock, par value $1.00 per share, liquidation preference $25,000 per share, classified into a series designated Series B Auction Term Preferred Stock."




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         FOURTH: The first sentence of the second paragraph under the heading
         "DESIGNATION" is struck in its entirety and replaced with the following:

                  "Series B: A series of 1,600 shares of Preferred Stock, par value $1.00 per share, liquidation preference $25,000 per share, is hereby designated "Series B Auction Term Preferred Stock ("ATP Series B")."

         FIFTH: The first sentence of Section 1(a) of Part I is struck in its entirety and replaced with the following:

                  "The initial number of authorized shares constituting each series of ATP is 1,200 shares for ATP Series A and 1,600 shares for ATP Series B."

         SIXTH: Section 18(i) of Part I is struck in its entirety and replaced with the following:

                  "18. (i) "ATP" means the Series A Auction Term Preferred Stock, $1.00 par value per share and liquidation preference $50,000 per share, and Series B Auction Term Preferred Stock, $1.00 par value per share and liquidation preference $25,000 per share, of the Corporation or any other series of Preferred Stock hereinafter designated "ATP" by Articles Supplementary or Articles of Amendment."

         SEVENTH: The first sentence of Part I Section 2(c)(iii) is struck in its entirety and replaced with the following:

                  "The amount of dividends per share payable (if declared) on each Dividend Payment Date of each Dividend Period of less than one (1) year shall be computed by multiplying the Applicable Rate (or the Default Rate) for such Dividend Period by a fraction, the numerator of which will be the number of days in such Dividend Period such share was Outstanding and for which the Applicable Rate or the Default Rate was applicable and the denominator of which will be 360, multiplying the amount so obtained by the designated liquidation preference per share of the series of ATP on which such dividends are payable, and rounding the amount so obtained to the nearest cent."

         EIGHTH: The first sentence of Part I Section 3(a)(i) is struck in its entirety and replaced with the following:

                  "After the initial Dividend Period, subject to the provisions of this Section 3 and to the extent permitted under the 1940 Act and Maryland law, the Corporation may, at its option, redeem in whole or in part out of funds legally available therefor shares of any series of ATP herein designated as (A) having a Dividend




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                  Period of one year or less, on the Business Day after the last day of such Dividend Period by delivering a notice of redemption not less than 15 days and not more than 40 days prior to such redemption, at a redemption price per share equal to such share's designated liquidation preference per share, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption, or (B) having a Dividend Period of more than one year, on any Business Day prior to the end of the relevant Dividend Period by delivering a notice of redemption not less than 15 days and not more than 40 days prior to the date fixed for such redemption, at a redemption price per share equal to such share's designated liquidation preference per share, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption, plus a redemption premium, if any, determined by the Board of Directors after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions at the time of the designation of such Dividend Period as set forth in Section 4 of these Articles Supplementary; provided, however, that during a Dividend Period of more than one year no shares of ATP will be subject to optional redemption except in accordance with any Specific Redemption Provisions approved by the Board of Directors after consultation with the Broker-Dealers at the time of the designation of such Dividend Period."

         NINTH: The fifth sentence of Part I Section 3(a)(iv) is struck in its entirety and replaced with the following:

                  ""Mandatory Redemption Price" means the amount per share equal to such share's designated liquidation preference per share, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption, plus (in the case of a Dividend Period of one year or more only) a redemption premium, if any, determined by the Board of Directors after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions."

         TENTH: The second sentence of Part I Section 7(a) is struck in its entirety and replaced with the following:

                  "For this purpose, the liquidation preference shall be $50,000 per share in the case of shares of the ATP Series A and $25,000 per share in the case of shares of the ATP Series B, plus an amount equal to all accumulated dividends thereon (whether or not earned or declared) to the date payment of such distribution is made in full or a sum sufficient for the payment thereof is set apart with the Paying Agent."




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         ELEVENTH: Section 18(j)(i)(A) is struck in its entirety and replaced with the following:

                  "18. (j) (i) (A) the sum of the products resulting from multiplying the number of Outstanding shares of each series of ATP on such date by the designated liquidation preference per share for such series;"

         TWELFTH: Part I Section 18(sss) is struck in its entirety and replaced with the following:

                  "18. (sss) "Specific Redemption Provisions" means, with respect to any Alternate Term Period of more than one year, either, or any combination of (i) a period (a "Non-Call Period") determined by the Board of Directors after consultation with the Broker-Dealers, during which the shares subject to such Alternate Term Period are not subject to redemption at the option of the Corporation pursuant to
                  Section 3(a)(i) and/or Section 3(a)(ii) and/or 3(a)(iii) and
                  (ii) a period (a "Premium Call Period"), consisting of a number of whole years as determined by the Board of Directors after consultation with the Broker-Dealers, during each year of which the shares subject to such Alternate Term Period shall be redeemable at the Corporation's option pursuant to
                  Section 3(a)(i) and/or in connection with any mandatory redemption pursuant to Section 3(a)(ii) and/or 3(a)(iii) at a price per share equal to such share's designated liquidation preference per share, plus accumulated but unpaid dividends plus a premium expressed as a percentage or percentages of such share's designated liquidation preference per share or expressed as a formula using specified variables as determined by the Board of Directors after consultation with the Broker-Dealers."

         THIRTEENTH: In addition to the amendments to the Article Supplementary set forth above, said Articles Supplementary are hereby amended mutatis mutandis to the extent necessary to give effect to the reduction of the liquidation preference per share of ATP Series B from $50,000 to $25,000 and the related two-for-one split of the outstanding shares of ATP Series B set forth in Article First hereof.

         FOURTEENTH: The amendments to the Articles of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the Stockholders of the Corporation by the vote required by law.

         FIFTEENTH: These Articles of Amendment do not increase the authorized stock of the Corporation or the aggregate par value thereof.

         SIXTEENTH: This Amendment shall become effective on June 3, 1997 at 9:00 a.m.




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         IN WITNESS WHEREOF The New America High Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President (or its Vice-President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 29th day of May, 1997.

         The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


[Affix corporate seal]                        THE NEW AMERICA HIGH INCOME
                                              FUND, INC.
Attest:

/s/ Richard E. Floor                          By:  /s/ Robert F. Birch
---------------------------                        --------------------------
Richard E. Floor, Secretary                        Robert F. Birch, President




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